UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 1, 2006

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 615-6940
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 1, 2006, Stereotaxis, Inc. (“Stereotaxis”) closed its previously announced offering of 5,000,000 newly issued shares of its common stock, as well as the exercise in full and closing of the underwriters’ over-allotment option to purchase an additional 500,000 shares of common stock. The net proceeds of the offering, after giving effect to the issuance and sale of all 5,500,000 shares of common stock at a price to the public of $12.00 per share, were approximately $61.7 million after deducting underwriting discounts, commissions and offering expenses. The shares were sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of January 26, 2006 between Stereotaxis and Deutsche Bank Securities Inc., A.G. Edwards & Sons, Inc. and HSBC Securities (USA) Inc., as representatives of the underwriters. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1. The shares of common stock were offered and sold pursuant to a shelf takedown from Stereotaxis’ effective registration statement on Form S-3 (Registration No. 333-129629).

On February 1, 2006 the Company issued a press release announcing the completion of the offering. A copy of this press release is attached hereto as Exhibit 99.1.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated January 26, 2006, between Stereotaxis, Inc., Deutsche Bank Securities Inc., A.G. Edwards & Sons, Inc. and HSBC Securities (USA) Inc.
99.1	Press release February 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 1, 2006	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

1.1	Underwriting Agreement, dated January 26, 2006, between Stereotaxis, Inc., Deutsche Bank Securities Inc., A.G. Edwards & Sons, Inc. and HSBC Securities (USA) Inc.
99.1	Press release February 1, 2006